                                   EXHIBIT 12

                                 MICROTUNE, INC.
                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES

                                 (IN THOUSANDS)

                                           Three Months
                                           Ended March
                                             31, 2002          2001           2000           1999            1998           1997
                                            ----------      ----------     ----------     ----------      ----------     ----------
Loss before provision for income taxes      $  (13,117)     $  (64,373)    $  (29,760)    $   (8,508)     $   (3,487)    $   (2,406)
  Add: Estimate of interest within
         rental expense (1)                        298             755            696             38              21             23
                                            ----------      ----------     ----------     ----------      ----------     ----------
              Total loss                    $  (12,819)     $  (63,618)    $  (29,064)    $   (8,470)     $   (3,466)    $   (2,383)
                                            ----------      ----------     ----------     ----------      ----------     ----------
FIXED CHARGES AND PREFERRED STOCK
  DIVIDENDS
  Fixed charges-estimate of interest
    within rental expense (1)               $      298      $      755     $      696     $       38      $       21     $       23
    Preferred stock dividends                       --              --             --             --             811          4,183
                                            ----------      ----------     ----------     ----------      ----------     ----------
Total fixed charges and preferred
  stock dividends                           $      298      $      755     $      696     $       38      $      832     $    4,206
                                            ----------      ----------     ----------     ----------      ----------     ----------
Deficiency of total earnings to fixed
  charges                                   $  (13,117)     $  (64,373)    $  (29,760)    $   (8,508)     $   (3,487)    $   (2,406)
                                            ----------      ----------     ----------     ----------      ----------     ----------
Deficiency of total earnings to fixed
charges and preferred stock dividends       $  (13,117)     $  (64,373)    $  (29,760)    $   (8,508)     $   (4,298)    $   (6,589)
                                            ----------      ----------     ----------     ----------      ----------     ----------

(1) Fixed charges include the estimated interest component of rent expense included in the loss before provision for income taxes.